Exhibit 99.2

Investor Relations contact: Stephen P. Golden Director, Investor Relations sgolden@ironmountain.com (617) 535-4799

FOR IMMEDIATE RELEASE:

Iron Mountain Incorporated Commences Tender Offer and Consent Solicitation for 8-1/4% Senior Subordinated Notes due 2011

Boston, MA—July 11, 2006—Iron Mountain Incorporated (NYSE: IRM), the global leader in information protection and storage services, announced today that it has commenced a cash tender offer and consent solicitation for any and all of the $150,000,000 aggregate principal amount outstanding of its 8-1/4% Senior Subordinated Notes due 2011 (the “Notes”). In conjunction with the tender offer, consents are being solicited to effect certain amendments to the indenture governing the Notes.

The consent solicitation will expire at 5:00 p.m., New York City time on Friday, July 21, 2006, unless extended or earlier terminated (the "Consent Date"). The tender offer will expire at 12:00 midnight, New York City time, on Monday, August 7, 2006, unless extended or earlier terminated (the "Expiration Date"). Holders tendering their Notes will be required to consent to certain proposed amendments to the indenture governing the Notes, which will eliminate certain restrictive covenants and modify certain provisions of the indenture. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

Tendering holders who validly tender and deliver consents by the Consent Date will receive the total consideration of $1,007.50 per $1,000 principal amount of Notes, which includes a consent payment of $7.50 per $1,000 principal amount. Iron Mountain expects to pay the total consideration promptly after the Consent Date for Notes validly tendered on or prior to the Consent Date and accepted for purchase. Holders who validly tender their Notes after the Consent Date and prior to the Expiration Date are not entitled to the consent payment and will receive as payment for their Notes the total consideration minus the consent payment, or $1,000.00 per $1,000 principal amount of Notes. Iron Mountain expects to make payment on Notes validly tendered after the Consent Date and prior to the Expiration Date and accepted for purchase promptly after the Expiration Date. Holders who validly tender their Notes will also be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes.

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Iron Mountain Incorporated Commences Tender Offer for Senior Subordinated Notes / Page 2

Iron Mountain intends to finance the tender offer and consent solicitation with a portion of the net proceeds from its proposed offering of $200 million in aggregate principal amount of Senior Subordinated Notes due 2018, which was announced separately today. The completion of this financing is one of the conditions to Iron Mountain’s obligations to accept Notes for payment pursuant to the tender offer and consent solicitation. The terms and conditions of the tender offer and consent solicitation, including Iron Mountain’s obligation to accept the Notes tendered and pay the tender price and consent payments, is set forth in Iron Mountain’s Offer to Purchase and Consent Solicitation Statement, dated July 11, 2006. Iron Mountain may amend, extend or, subject to certain conditions, terminate the tender offer and consent solicitations at any time.

Iron Mountain has engaged Bear, Stearns & Co. Inc. to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation.

Questions regarding the tender offer and consent solicitation may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-2327 (toll free). Requests for documentation may be directed to D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation, at (800) 488-8075 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement, dated July 11, 2006.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 90,000 corporate clients throughout North America, Europe, Latin American and Asia Pacific. For more information, visit the company’s Web site at www.ironmountain.com.

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